CODE OF ETHICS

Advantage Advisers Management, L.L.C.
Advantage Advisers Multi-Manager, L.L.C.
Oppenheimer & Co. Inc.
Oppenheimer Asset Management Inc.

and

Global Chartist Fund, LLC

Section I                Statement of General Principles

This Code of Ethics (the "Code") has been adopted by Advantage Advisers Multi-Manager, L.L.C. (the "Adviser"), a registered investment adviser, in order to satisfy the requirements of Section 204A of the Investment Advisers Act of 1940 (the "Advisers Act"), Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") as applicable to the Advisers.  Oppenheimer Asset Management Inc. ("OAM"), a registered investment adviser, is either the managing member of the Adviser.  The Adviser also has one or more non-managing members (each, a "Non-Managing Member" and collectively, the "Non-Managing Members"), as indicated on Exhibit A.

This Code has also been adopted by the Global Chartist Fund, LLC  listed on (the "Fund"), which has retained the Adviser to serve as investment adviser, in order to satisfy the requirements of Rule 17j-1 as applicable to the Fund.

The Code has also been adopted by Oppenheimer & Co. Inc. ("Opco") in its capacity as principal underwriter to the Fund, in order to satisfy the requirements of Rule 17j-1 as applicable to principal underwriters.

As it relates to Rule 17j-1 of the 1940 Act, the purpose of the Code is to establish standards and procedures that are reasonably designed for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Fund may abuse their fiduciary duties to the Fund and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.  As it relates to Section 204A of the Advisers Act, the purpose of this Code is to establish procedures that, taking into consideration the nature of each Adviser's business, are reasonably designed to prevent the misuse of material non-public information in violation of the federal securities laws by persons associated with the Adviser.

OAM and the Adviser provide advisory services to clients.  Employees of OAM should perform their duties with the standard of care applicable to investment advisers and in accordance with applicable laws.  In addition to the standards set forth in this Code, employees of OAM perform advisory services in accordance with the OAM Compliance Manual and all employees of OAM are subject to the Code of Conduct and Business Ethics for Directors, Officers and Employees of Oppenheimer Holdings Inc., the ultimate parent company of OAM.

The Code of Conduct for Oppenheimer Holdings Inc. is set forth on the Opco website at www.opco.com.

The Code is based on the principle that the persons serving as managers of the Fund, who comprise the board of the Funds (the "Board Members"), and persons who are directors, partners, officers and employees of OAM, Opco and the Non-Managing Members who provide services to the Fund or who in the course of their duties obtain information regarding investment recommendations made to Fund or the Fund's investment transactions, each owe a fiduciary duty to the Fund to conduct personal securities transactions in a manner that does not interfere with the Fund's transactions or otherwise take unfair advantage of his or her position.  All Board Members and such other persons (collectively, "Fund Employees") are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

All Fund Employees shall place the interests of the Fund before their own personal interests.  Technical compliance with the Code will not automatically insulate any Fund Employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to any Fund.  Accordingly, all Fund Employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Fund and its investors.

The provisions of this Code reflect the facts that: (1) the Fund and the Adviser themselves have no employees; (2) the Adviser does not engage in any proprietary trading; (3) OAM is the Managing Member (or the managing member of the managing member) of the Adviser; and (4) Opco Access Persons (as defined below), as employees of a registered broker-dealer, are subject to additional regulations regarding their personal trading.

Every Fund Employee must read and retain this Code, and should recognize that he or she is subject to its provisions.

Section II               Definitions

"Access Person" means: (i) the Adviser; (ii) any Board Member or Advisory Person (as defined below); (iii) any director, partner or officer of the Fund or Adviser who, with respect to the Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal functions or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations of Securities being made by the Adviser to the Fund; and (iv) any director, officer or general partner of Opco who in the ordinary course of business makes, participates in, or obtains information regarding the purchase or sale of Securities for the Fund or whose functions or duties in the ordinary course of business relate to the making of recommendations with respect to such purchases and sales.

An "Advisory Person" means: (i) any employee of the Fund, Adviser, or OAM who in connection with his or her regular functions or duties makes, participates in, or obtains current information regarding the purchase or sale of any Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Fund, Adviser, or OAM who obtains current information concerning recommendations made to the Fund with regard to the purchase or sale of any Security. "Current information" regarding investment transactions means information regarding the purchase or sale of investments that is received within 15 days before or after the transactions.

"AM" means the Asset Management group of OAM.

"Annual Certification" means an Annual Certification of Compliance with Code of Ethics, in the form attached as Schedule D.

"Beneficial Ownership" has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, and for purposes of this Code should be deemed to include, but not be limited to, any interest by which an Access Person or any Immediate Family Member of an Access Person can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and a performance related advisory fee (other than an asset based fee) unless (i) the performance related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more and (ii) equity securities of the issuer do not account for more than 10% of the market value of the portfolio.1

"Board Member " means each individual who serves as an individual general partner, manager or trustee of the Fund.

"Compliance Officer" means the person designated by OAM to serve as the chief compliance officer of the Adviser.

"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, and includes the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company.  Control shall be presumed to exist where a person owns beneficially, either directly or through one or more companies, more than 25% of the voting Securities of a company.

1      Beneficial Ownership will not be deemed to exist solely as a result of any indirect interest an Access Person may have in the investment performance of an account or investment fund managed by such person, or over which such person has supervisory responsibility, that arises solely from such person's compensation arrangement with Opco, OAM or a Non-Managing Member pursuant to which the performance of the account or investment fund, or the profits or revenues derived from its management or supervision, is a factor in the determination of such person's compensation from Opco, OAM or a Non-Managing Member.

"OAM Code of Ethics" means the Code of Ethics of OAM with respect to employees associated with AM, as in effect from time to time.  "Opco Access Person" means an Access Person who is a director, officer or employee of Opco.

"Fund Employee" means any person who: (i) is an Access Person; or (ii) is a director, partner, officer or employee of OAM and provides services to the Fund or in the course of his or her duties obtains information regarding investment recommendations made to the Fund or the Fund's investment transactions.

"Immediate Family Member of an Access Person" means a person who shares the same household as the Access Person and is related to the Access Person by blood, marriage or adoption.

"Independent Board Member" means a Board Member who is not an "interested person", as defined by Section 2(a)(19) of the 1940 Act, of the Fund.

"Initial Certification" means an Initial Certification of Compliance with Code of Ethics, in the form attached as Schedule C.

"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

"Investment Personnel" means any Fund Employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase and sale of Securities by a Fund.

"Limited Offering" means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or Rule 504, 505 or 506 thereunder.

"Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and should be deemed to include any and all stock, debt obligations, and similar instruments of whatever kind, including any ETF (Exchange Traded Fund), any right or warrant to purchase a security, or option to acquire or sell a security, a group or index of securities or a foreign currency.  References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any financial instrument which has an investment return or value that is based, in whole or part, on that Security (collectively, "Derivatives").  Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

A Security is "being considered for purchase or sale" when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Section III              Objective and General Prohibitions

Although certain provisions of this Code apply only to Access Persons, all Fund Employees must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Section I, III, IV and XI of this Code.  Therefore, a Fund Employee may not engage in any personal investment transaction under circumstances where the Fund Employee benefits from or interferes with the purchase or sale of investments by a Fund.  In addition, Fund Employees may not use information concerning the investments or investment intentions of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of any Fund.  Disclosure by a Fund Employee of such information to any person outside of the course of the responsibilities of the Fund Employee to the Fund, the Adviser or OAM will be deemed to be a violation of this prohibition.  All Fund Employees must also comply with the policies regarding the misuse of material, non-public information, which are set forth in Section IV.

Fund Employees may not engage in conduct that is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of investments by a Fund.  In this regard, Fund Employees should recognize that Rule 17j-1 makes it unlawful for any affiliated person or principal underwriter of a Fund, or any affiliated person of such a person, directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by the Fund to:

(i)	employ any device, scheme or artifice to defraud the Fund;

(ii)
make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(iv)	engage in any manipulative practice with respect to the Fund.

Fund Employees should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of:  (1) sanctions as provided by Section XIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV              Prohibition Against Insider Trading

(A)           Introduction

This Section IV of the Code is intended to satisfy the requirements of Section 204A of the Advisers Act, which is applicable to the Adviser and requires that the Adviser establish and enforce procedures designed to prevent the misuse of material, non-public information by their associated persons.  It applies to all Fund Employees.

Trading Securities while in possession of material, non-public information, or improperly communicating that information to others, may expose a Fund Employee to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The Securities and Exchange Commission (the "SEC") can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall, and an order permanently barring a Fund Employee from the securities industry.  Finally, a Fund Employee may be sued by investors seeking to recover damages for insider trading violations.

(B)           Policy on Insider Trading

No Fund Employee may trade a Security, either personally or on behalf of any other person or account (including any Fund), while in possession of material, non-public information concerning that Security or the issuer thereof, nor may any Fund Employee communicate material, non-public information to others in violation of the law.

(1)           Definition of Material Information

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a Security.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry.  For this reason, Fund Employees should direct any questions about whether information is material to the Compliance Officer.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.  Material information may also relate to the market for a company's Securities.  Information about a significant order to purchase or sell Securities may, in some contexts, be material.  Pre-publication information regarding reports in the financial press may also be material.

(2)           Definition of Non-public Information

Information is "public" when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

(3)           Applicable Procedures

A Fund Employee, before executing any trade for him or herself, or others, including the Fund or other accounts managed by an Adviser or by a member of the Adviser, or any affiliate of the member ("Client Accounts"), must determine whether he or she has material, non-public information.  A Fund Employee who believes he or she is in possession of material, non-public information must take the following steps:

*	Report the information and proposed trade immediately to the Compliance Officer.

*	Do not purchase or sell the securities on behalf of anyone, including Client Accounts.

*	Do not communicate the information to any person, other than to the Compliance Officer.

After the Compliance Officer has reviewed the issue, the affected Adviser will determine whether the information is material and non-public and, if so, what action such Adviser and the Fund Employee should take.

Fund Employees must consult with the Compliance Officer before taking any action.  This degree of caution will protect Fund Employees, clients and the Advisers.

(4)           Contacts with Public Companies

Contacts with public companies will sometimes be a part of the Adviser's research efforts.  Persons providing investment advisory services to a Fund may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a Fund Employee becomes aware of material, non-public information.  This could happen, for example, if a company's chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, the Adviser must make a judgment as to its further conduct.  To protect yourself, clients and the Advisers, you should contact the Compliance Officer immediately if you believe that you may have received material, non-public information.

(5)           Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary gyrations in the price of the target company's Securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Fund Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Section V               Pre-Clearance of Investments in Initial Public Offerings and Limited Offerings

Opco Access Persons are required to obtain pre-clearance prior to investing in a Limited Offering (see Section II - Definitions).  Opco Access Persons are prohibited from investing in Initial Public Offerings (“IPOs”).

Section VI              Prohibited Transactions

(A)           The following prohibitions apply to Board Members who are not Opco Access Persons:

A Board Member of the Fund may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security, and may not sell or otherwise dispose of any Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (i) the Fund has purchased or sold the Security within the last 15 calendar days, or is purchasing or selling or is going to purchase or sell the Security in the next 15 calendar days; or (ii) any person, on behalf of an Adviser, has within the last 15 calendar days considered purchasing or selling the Security for the Fund or is considering purchasing or selling the Security for the Fund or within the next 15 calendar days is going to consider purchasing or selling the Security for the Fund, unless the Board Member :

(1)	obtains pre-clearance of such transaction in accordance with the procedures outlined in Section VII; and

(2)	reports to the Compliance Officer the information described in Section VIII of this Code.2

Because the Independent Board Members are not involved in the day-to-day investment activities of the Fund, Independent Board Members will, in the absence of evidence to the contrary, be presumed not to have the requisite knowledge of the Fund’s transactions so as to require pre-clearance of transactions.  Accordingly, Independent Board Members shall not be required to obtain pre-clearance of a transaction unless at the time of the transaction they have actual knowledge of the matters described above.

However, those Board Members who are not Independent Board Members shall be presumed to have such knowledge as is described above and must therefore obtain pre-clearance of transactions in Securities in accordance with Section VII except in the case of a transaction as to which one of the exceptions from pre-clearance set forth in Section VI(D) below applies.

2      The prohibitions of this Section VI apply to Securities acquired or disposed of in any type of transaction, including non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exceptions from the prohibitions set forth in Section VI(D) is applicable.

Any transaction that is (i) effected without pre-clearance where the Board Member of the Fund had actual knowledge that the Fund had purchased or sold the Security with the 15 calendar day period described above, or (ii) effected (with or without pre-clearance) where the Board Member had actual knowledge that the Security was at the time being considered for purchase or sale by the Fund and without disclosure of such knowledge by the Board Member in seeking pre-clearance, is prohibited by this Code.

(B)           The following prohibitions apply to Opco Access Persons:

As determined by the Compliance Officer, Opco Access Persons are subject either to the prohibitions of this Section VI(B) of this Code or to the prohibitions contained in the OAM Code of Ethics with regard to their personal investment transactions.  Opco Access Persons will be informed by the Compliance Officer regarding which prohibitions they are required to comply with.

If subject to this Section VI(B), a Opco Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security, and may not sell or otherwise dispose of any Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (i) a Fund has purchased or sold the Security within the last seven (7) calendar days, or is purchasing or selling or is going to purchase or sell the Security in the next seven (7) calendar days; or (ii) any person, on behalf of any of the Advisers, has within the last seven (7) calendar days considered purchasing or selling the Security for the Fund or is considering purchasing or selling the Security for the Fund or within the next seven (7) calendar days is going to consider purchasing or selling the Security for the Fund, unless the Opco Access Person:

(1)	obtains pre-clearance of such transaction pursuant to Section VII and

(2)	reports to the Compliance Officer the information described in Section IX of this Code.3

(C)           The prohibitions of this Section VI do not apply to:

(1)
Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program ("DRIP") (however, this exception does not apply to optional cash purchases pursuant to a DRIP);

(2)	Purchases and redemptions of shares of registered, open-end mutual funds (but not shares of or interests in closed-end funds, including interests in any Fund or ETFs (Exchange Traded Funds);

(3)	Bank certificates of deposit and bankers' acceptances;

3      The prohibitions of this Section VI apply to Securities acquired or disposed of in any type of transaction, including non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exceptions from the prohibitions set forth in Section VI(D) is applicable.

(4)	Commercial paper and high quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less;

(5)	U.S. Treasury obligations;

(6)	Purchases of rights issued by an issuer pro rata to all holders of a class of its Securities, if such rights are acquired from such issuer, and the exercise of any such rights;

(7)	Involuntary (i.e., non-volitional) purchases and sales of Securities;

(8)
Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; provided, however, that such influence or control shall be presumed to exist in the case of the account of an Immediate Family Member of the Access Person, absent an advance written determination by the Compliance Officer to the contrary; and

(9)
Transactions in a Security (which shall for the purpose of this exemption be deemed to include a series of related transactions in a Security) involving 500 shares or less of the stock of an issuer that has a market capitalization (i.e., outstanding shares multiplied by the current price per share) of $1 billion or more; provided that the general prohibitions of Section III of the Code shall be applicable to these transactions.

Section VII            Pre-Clearance Procedures

The procedures in this Section VII apply where pre-clearance is required by Section V, Section VI(A) or Section VI(B).

(A)           Obtaining Pre-Clearance

Pre-clearance of a personal transaction in a Security may be obtained only from the Compliance Officer or a person who has been designated by the Compliance Officer to pre-clear transactions.  The Compliance Officer and these designated persons are each referred to as a "Clearing Officer."  A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

(B)           Time of Clearance

(1)
An Access Person may pre-clear a trade only where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought.  It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments.  Consistent with the foregoing, Access Persons may not simultaneously request pre-clearance to buy and sell the same Security.

(2)
Pre-clearance of a trade shall be valid and in effect only for the one trading day for which pre-clearance is given; provided, however, that a pre-clearance expires upon the Access Person receiving pre-clearance becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer.  Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the Access Person shall be required to so advise a Clearing Officer and obtain a new pre-clearance before proceeding with such transaction.

(C)           Form

Pre-clearance must be obtained in writing by completing and signing the form provided for that purpose, which form shall set forth the details of the proposed transaction, and by obtaining the signature of a Clearing Officer.  The form to be used in seeking pre-clearance is attached as Schedule A.

(D)           Filing

Copies of all completed pre-clearance forms, with the required signatures, shall be retained by the Compliance Officer.

(E)           Factors Considered in Pre-Clearance of Personal Transactions

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal.  Generally, a Clearing Officer will consider the following factors in determining whether or not to pre-clear a proposed transaction:

(1)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security;

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Fund;

(3)	Whether the chance of a conflict of interest is remote; and

(4)	Whether the transaction is likely to affect a Fund adversely.

Section VIII          Reports by Board Members

Board Members shall file the reports set forth in this Section VIII; provided, however, that Independent Board Members are not required to file Initial Holdings Reports or Annual Holdings Reports.

(A)           Initial Certifications and Initial Holdings Reports

Within ten (10) days after a person becomes a Board Member, such person shall complete and submit to the Compliance Officer an Initial Certification in the form attached as Schedule C, and except as otherwise provided above, an Initial Holdings Report (as defined by Rule 17j-1) containing such information as is required by Rule 17j-1.   The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the person’s becoming a Board Member.

(B)           Quarterly Transaction Reports

(1)
Within thirty (30) days after the end of each calendar quarter, each Board Member shall make a written report to the Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of Beneficial Ownership of any Security, except that the report need not set forth information regarding the following types of transactions:

(a)	Purchases and redemptions of shares of registered, open-end mutual funds (but not shares of or interests in closed-end funds, including interests in any Fund);

(b)	Bank certificates of deposit and bankers acceptances;

(c)	Commercial paper and high quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less;

(d)	U.S. Treasury obligations;

(e)	Transactions in an account over which the Board Member does not exercise, directly or indirectly, any influence or control4 and

(f)	Exchange-traded securities (ETFs)

Such report is hereinafter called a "Quarterly Transaction Report."

4      The reporting requirements of this Section VIII apply to Securities acquired or disposed of in all types of transactions, including non-brokered transactions, such as purchases and sales of privately based Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the reporting requirement applies.

(2)	A Quarterly Transaction Report shall be on the form attached as Schedule B and must contain the following information with respect to each reportable transaction:

(a)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(b)	Title, number of shares or principal amount of each Security and the price at which the transaction was effected; and

(c)
Name of the broker, dealer or bank with or through whom the transaction was effected.  Transactions effected in accounts as to which the Compliance Officer is being furnished with confirmations and statements need not be included in the Quarterly Transaction Report, provided that the report includes a certification that there are not reportable transactions other than those set forth in the Quarterly Transaction Report and in confirmations and statements for such accounts.

(3)
A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership in any Security to which the report relates.

(4)
An Independent Board Member is not required to file a Quarterly Transaction Report unless he or she knew or, in the ordinary course of fulfilling his or her official duties as a Board Member, should have known that, during the 15 day period immediately before or after the Board Member's transaction in a Security, a Fund purchased or sold that Security or a Fund or Adviser considered purchasing or selling that Security.

(C)           Annual Certifications and Annual Holdings Reports

Annually, each Board Member shall complete and submit to the Compliance Officer an Annual Certification in the form attached as Schedule D, and except as otherwise provided above, an Annual Holdings Report (as defined by Rule 17j-1) containing such information as is required by Rule 17j-1.

Section IX             Reports by Opco Access Persons

It is the responsibility of each Opco Access Person to take the initiative to comply with the requirements of this Section IX.  Any effort by the Fund, by the Adviser, by OAM or by Opco to facilitate the reporting process does not change or alter that responsibility.

(A)           Initial Certifications and Initial Holdings Reports

Within ten (10) days of becoming an Access Person, Opco Access Persons are required to complete and submit to the Compliance Officer an Initial Certification in the form attached as Schedule C and an Initial Holdings Report.  The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the person’s becoming an Access Person.

The Initial Certification includes a list of all brokerage accounts through which Securities in which an Access Person has Beneficial Ownership are held, purchased or sold ("Personal Securities Accounts"), along with a listing of any such Securities that are not held in a Personal Securities Account.

Any Personal Securities Account not held at Opco must be transferred to Opco, unless an exemption from this requirement is granted in writing by the Compliance Officer and other appropriate signatory of Opco, as determined by Opco.  Further, Opco Access Persons must make arrangements so that duplicate confirmations and statements relating to all Personal Securities Accounts are sent to the Compliance Officer, unless an exemption from this requirement is granted in writing by the Compliance Officer.

Timely submission of the Initial Certification, along with a copy of the most recent monthly statement for each Personal Securities Account and copies of all confirmations of transactions effected after the date of such statement, shall satisfy the requirements of this Section IX(A) regarding submission of an Initial Holdings Report.

(B)           Quarterly Transaction Reports

(1)
Within thirty (30) days after the end of each calendar quarter, each Opco Access Person shall make a written report to the Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of Beneficial Ownership of any Security, except that the report need not set forth information regarding the following types of transactions:

(a)	Purchases and redemptions of shares of registered, open-end mutual funds (but not shares of or interests in closed-end funds, including interests in any Fund);

(b)	Bank certificates of deposit and bankers' acceptances;

(c)	Commercial paper and high quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less;

(d)	U.S. Treasury obligations; and

(e)	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control.5

Such report is hereinafter called a "Quarterly Transaction Report."

(2)	A Quarterly Transaction Report shall be on the form attached as Schedule B and must contain the following information with respect to each reportable transaction:

(a)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(b)	Title, number of shares or principal amount of each Security and the price at which the transaction was effected; and

(c)	Name of the broker, dealer or bank with or through whom the transaction was effected.

(3)
An Access Person shall not be required to file a Quarterly Transaction Report for a calendar quarter if the Compliance Officer has access to or is being furnished with confirmations and statements for all Personal Securities Accounts of such Access Person, provided that the Access Person has no reportable transactions other than those reflected in the confirmations and statements for such accounts. This would include all accounts held at Oppenheimer & Co. Inc. and all accounts which are designated “Approved Outside Accounts” that require duplicate confirmations and statements.

(4)
A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership in any Security to which the report relates.

(5)
Notwithstanding the quarterly reporting requirement set forth in this Section IX(B), compliance by Opco Access Persons with the reporting requirements of the OAM Code of Ethics or any comparable procedures to which such Opco Access Persons are subject shall be deemed to satisfy the requirements of this Section and the requirements of Rule 17j-1 and Rule 204A-1 regarding Quarterly Transaction Reports (as defined in the Rules).

5      The reporting requirements of this Section IX apply to Securities acquired or disposed of in all types of transactions, including non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired from an issuer, except to the extent that one of the exemptions from the reporting requirements applies.

(C)           Annual Certifications and Annual Holdings Reports

Annually, each Opco Access Person is required to complete and submit to the Compliance Officer an Annual Certification in the form attached as Schedule D and an Annual Holdings Report.  The Annual Certification includes a list of all Personal Securities Accounts, along with a listing of any Securities in which the Opco Access Person has Beneficial Ownership that are not held in a Personal Securities Account.

Submission of the Annual Certification, along with copies of the most recent monthly statement for each Personal Securities Account, shall satisfy the requirements of this Section IX(A) regarding submission of an Annual Holdings Report.

Section X               Additional Prohibitions

(A)           Confidentiality of Fund Transactions

Until disclosed in a public report to investors of the Fund or in a report filed with the SEC in the normal course, all information concerning the Securities being considered for purchase or sale by the Fund shall be kept confidential by all Fund Employees and disclosed by them only on a "need to know" basis.  It shall be the responsibility of the Compliance Officer to report any inadequacy found in this regard to the board of the Fund.

(B)           Outside Business Activities, Relationships and Directorships

(1)
Access Persons may not: (i) engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of theFund or the Adviser with which they are associated; or (ii) engage in outside business activities or maintain relationships with any person or company that may be inconsistent with the interests of the Fund or the Adviser.

(2)
Access Persons shall promptly notify the Compliance Officer after becoming a member of the board of a public or private company.  Opco Access Persons are required to obtain the written approval of the appropriate signatory of Opco, as determined by Opco, prior to accepting any such board membership.

(C)           Gratuities

Fund Employees shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise, except:  (i) customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff; and (ii) business related gifts of nominal value.

Section XI             Certification by Access Persons

The certifications of each Access Person required to be made pursuant to Section VIII and Section IX of this Code shall include certifications that the Access Person has read and understands this Code and recognizes that he or she is subject to it.  Access Persons shall also be required to certify annually that they have complied with the requirements of this Code.  The form of Initial Certification is attached as Schedule C, and the form of Annual Certification is attached as Schedule D.

Section XII            Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the affected Fund and Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1, Rule 204A-1 and this Code.  Any sanctions to be imposed by the Fund shall be determined by the Board Members of the Fund, including a majority of the Independent Board Members.  Any sanction to be imposed by an Adviser shall be determined by such Adviser.  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

Section XIII           Administration and Construction

(A)	The administration of this Code shall be the responsibility of the Compliance Officer.

(B)	The duties of the Compliance Officer are as follows:

(1)
Continuous maintenance of current lists of the names of all Fund Employees and Access Persons, with an appropriate description in each case of the titles or employments of such persons, including a notation of any directorships held by Access Persons, and the date each such person became an Access Person;

(2)	On an annual basis, providing each Fund Employee with a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)	Obtaining Initial and Annual Certifications and Initial and Annual Holdings Reports from Access Persons and reviewing Initial and Annual Holdings Reports of Access Persons;

(4)	Maintaining or supervising the maintenance of all records and reports required to be kept by the Fund or the Adviser pursuant to this Code;

(5)
Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Fund;

(6)
Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of Rule 17j-1 or Section 204A and this Code;

(7)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board Members of the Fund;

(8)
Submission of a quarterly report to the Board Members of the Fund containing a description of:  any violation of this Code by the Fund Employee, noting in each case any sanction imposed; any transactions that suggest the possibility of a violation of interpretations issued by the Compliance Officer; and any other significant information concerning the appropriateness of and actions taken under this Code;

(9)	Submission of an annual issues and certification report, as described in paragraph (c)(2)(ii) of Rule 17j-1 (the "Annual Issues and Certification Report"), to the Board Members of the Fund; and

(10)	Such other duties as are set forth in this Code.

(C)	The Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)	Copies of all codes of ethics of the Fund that have been in effect at any time during the past five (5) years;

(2)
A record of each violation of each code described in (C)(1), above, and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the year in which the violation occurred;

(3)
A copy of each report made by an Access Person, the Compliance Officer above, for a period of not less than five (5) years from the end of the year in which such report or interpretation was made or issued, the last three (3) years in a place that need not be easily accessible;

(3)
A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 17j-1 and each code described in (C)(1), above, or who are or were responsible for reviewing such reports; and

(4)
A record of any decision, and the reasons supporting the decision, to approve any investment in IPOs or Limited Offerings by Investment Personnel, for at least five (5) years after the end of the year in which such approval is granted.

(D)           Review and Approval of Code by the Fund Board

(1)
Prior to initial approval of this Code with respect to the Fund, the Board Members of the Fund must receive a certification from the Compliance Officer certifying that procedures reasonably necessary to prevent Access Persons from violating the Code have been adopted.

(2)
On an annual basis, and at such other times deemed to be necessary or appropriate by the Board Members of the Fund, the Board Members shall review the operation of this Code, and shall adopt such amendments to this Code as may be necessary to assure that the provisions of this Code establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of Rule 17j-1.

(3)	In connection with the annual review of the Code by the Board Members of the Fund, the Board Members shall consider the Annual Issues and Certifications Report submitted by the Compliance Officer.

(E)	Amendments to Code

This Code may not be amended or modified except in a written form that is specifically approved by the Board Members of the Fund, including a majority of the Independent Board Members, within six months after such amendment or modification.

In connection with any such amendment or modification, the Board Members must receive a certification from the Compliance Officer certifying that procedures reasonably necessary to prevent Access Persons from violating the Code, as proposed to be amended or modified, have been adopted.

(F)
The Compliance Officer may delegate to one or more other officers or employees of OAM or its affiliates such responsibilities of the Compliance Officer as he or she may deem appropriate; provided, that: (i) any such delegation shall be set forth in writing and retained as part of the records of the applicable Fund and Adviser; and (ii) it shall be the responsibility of the Compliance Officer to supervise the performance by such persons of the responsibilities that have been delegated to them.

Section XIV          Coordination With Other Codes of Ethics

Certain of the Board Members, Access Persons and Opco Access Persons are also subject to similar codes of ethics adopted by other registered investment companies organized as limited partnerships or limited liability companies, which other companies have as their adviser a limited liability company in which OAM or one of its affiliates is the managing member ("Affiliated Funds").  The use by such persons of any form prescribed under the code of ethics of an Affiliated Fund, in lieu of the corresponding form specified herein, shall be deemed to satisfy the requirements of this Code.

Compliance with this Code shall be deemed to be in compliance with the OAM Code of Ethics.

Section XV           Report Violations or Problems

If you believe that you or another Access Person may have breached this Code or you have observed a weakness in the Code that might enable breaches to occur or go undetected, you should report the matter to the Compliance Officer.

EXHIBIT A

Non-Managing Members of the Adviser

Adviser	Non-Managing Member

Advantage Advisers Multi-Manager, L.L.C.

-- Series	Carter Braxton Worth Bryan Franco

EXHIBIT B

Investment Company Adopting this Code of Ethics

Investment Company	Effective Date

Global Chartist Fund, L.L.C.	December 8, 2011

SCHEDULE A

CERTIFICATION FORM

I hereby acknowledge that I have received and read the Joint Code of Ethics for Advantage Advisers Multi-Manager, L.L.C. and Global Chartist Fund, LLC.  I have reviewed and understand the contents of the Code of Ethics and agree to follow all applicable policies therein.

Signature: ______________________________

Print Name: _____________________________   Date: ________________

SCHEDULE B

OAM / OIM EMPLOYEE TRADE ORDER REQUEST FORM
Name of Person

Seeking Approval	Telephone	Date

Account Number	Account Name

Circle One	BUY	SELL

Quantity	Ticker Symbol	Full Security Name

ALL EMPLOYEES MUST INITIAL BELOW:

I have no knowledge based on material inside information (including such information provided by a principal or an officer of the issuer) and I have no knowledge that the security is being considered for any client portfolio.

PORTFOLIO MANAGERS MUST INITIAL ABOVE AND ALL BELOW:

I will not trade this security(ies) for my personal account prior to trading this security for any client account on the same day.

I have no open orders for the same security(ies) for any of my client accounts at this time.

I have considered this purchases/sale for my client accounts and it is not applicable at this time.

I have no knowledge that the security is being considered for purchase or sale for any specific client accounts (mine or any other client) at this time, or being considered as an addition or deletion to any buy list.

FAILURE TO COMPLETE FORM FULLY AND ACCURATELY WILL RESULT IN REQUEST BEING DENIED.

Date	Employee signature

Permission Granted	Permission Denied	Date and Time

Signature
Note:	Notwithstanding the above limitations, I understand that should an open order for any client be on the trading desk my, order will not be executed until after such client orders are complete.

Approval Form must be signed by either Michaelle Montgomery, Lina Rivas, Lawrence Kurtz or Nadia Arbolino of the Oppenheimer Asset Management Compliance Group for approval prior to trading.
AFTER OBTAINING THE REQUIRED APPROVAL, PLEASE SEND A COPY OF THE COMPLETED FORM TO MICHAELLE MONTGOMERY AT 200 PARK AVENUE, 24TH FLOOR, NEW YORK, NEW YORK.

PLEASE RETAIN A COPY FOR YOUR FILES.

SCHEDULE C

QUARTERLY TRANSACTION REPORT

I certify that this report identifies all transactions during the calendar quarter in which I acquired or disposed of any Security in which I had or have any direct or indirect Beneficial Ownership or of any account that you have discretionary authority over that are required to be reported by me pursuant to the Code.  This report does not need to identify transactions that are reported to the Chief Compliance Officer on duplicate confirmations and account statements.  (If no such transactions took place write "NONE".) However, if you purchase or sell a security outside of your listed Oppenheimer & Co. accounts or Approved Outside Accounts, you should complete and submit this Quarterly Transaction Report to Michaelle Montgomery at 200 Park Avenue, 24th floor, New York, NY no later than the 30th day of the month following the end of each quarter.  Use reverse side if additional space is needed.

PURCHASES AND ACQUISITIONS

Date	No. of Shares or Principal Amount	Name of Security and ticker symbol or CUSIP number	Purchase Price Per Share or Unit	Account	Executing Broker

SALES AND OTHER DISPOSITIONS

Date	No. of Shares or Principal Amount	Name of Security and ticker symbol or CUSIP number	Sale Price Per Share or Unit	Account	Executing Broker

Check here if all transactions during the quarter were reported in duplicate confirmations or statements that have been sent to the Chief Compliance Officer.

Date Completed: ______________________________           Signature: _____________________________                  Print Name: ________________

SCHEDULE D

INITIAL HOLDINGS REPORT

I have read and understand the Code of Ethics of Oppenheimer Asset Management. Inc., a copy of which has been provided to me.  I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

I certify that I have complied in all respects with the requirements of the Code as in effect during the past year.

I certify that all my Personal Securities Accounts are listed below, and that if such Accounts are not held by Oppenheimer & Co. Inc., that I have been authorized to maintain such accounts outside Oppenheimer & Co. Inc. and that I have arranged for duplicated confirmations and statements to be sent to the Chief Compliance Officer.* I further certify that, other than those Securities listed below, I hold no Securities in which I may be deemed to have Beneficial Ownership other than in my Personal Securities Accounts.*

Title of Account	Name of Broker	Account Number

I hold the following securities (including hedge funds or other private placements) in addition to those in my Personal Securities Accounts (If none, write NONE):*

I am a director or officer of the following public or private companies:

Date Completed: ______________________________           Signature: _____________________________                  Print Name: ________________

SCHEDULE E

ANNUAL HOLDINGS REPORT AND CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

I have read and understand the Code of Ethics of Oppenheimer Asset Management. Inc., a copy of which has been provided to me.  I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

I certify that I have complied in all respects with the requirements of the Code as in effect during the past year.

I certify that all my Personal Securities Accounts are listed below, and that if such Accounts are not held by Oppenheimer & Co. Inc., that I have been authorized to maintain such accounts outside Oppenheimer & Co. Inc. and that I have arranged for duplicate confirmations and statements to be sent to the Chief Compliance Officer.* I further certify that, other than those Securities listed below, I hold no Securities in which I may be deemed to have Beneficial Ownership other than in my Personal Securities Accounts.*

Title of Account	Name of Broker	Account Number

I hold the following securities (including hedge funds or other private placements) in addition to those in my Personal Securities Accounts (If none, write NONE):* Please specify title and type of security, exchange ticker symbol or cusip number, number of shares or principal amount of security.

I am a director or officer of the following public and private companies:

Signature: ______________________________

Print Name: _____________________________   Date: ________________